Filed Pursuant to Rule 433

Registration No. 333-261901-01

**PXG DETAILS** $1.1bln Santander Drive Auto Receivables Trust 2022-1

(SDART 2022-1)

Joint Leads: J.P. Morgan (Struc), BMO, Wells Fargo

Co-Managers: Great Pacific, SIS

CL	AMT($MM)	WAL	MDY/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX

A-1	251.080	0.17	P-1/F1+	06/22	03/23	<RETAINED>
A-2	461.000	0.75	Aaa/AAA	05/23	12/24	EDSF+30	1.371	1.36	99.99471
A-3	256.330	1.57	Aaa/AAA	01/24	11/25	EDSF+35	1.957	1.94	99.98604
B	217.630	2.21	Aaa/AA	09/24	08/26	IntS+60	2.380	2.36	99.98220
C	165.040	2.81	Aa1/A	03/25	04/28	IntS+70	2.577	2.56	99.99118
D	324.620	3.65	Baa3/NR	01/26	06/29	<RETAINED>

Expected Settle : 02/23/22	Registration : SEC Registered
First Pay Date : 03/15/22	ERISA : Yes
Expected Ratings : Moody’s, Fitch	Pxing Speed : 1.50% ABS to 10.00% Call
Ticker : SDART 2022-1	Min Denoms : $1k x $1k
Expected Pricing : Priced	Bill & Deliver : J.P. Morgan
ABS-15G Filing : Fri, 02/04

CUSIPs

A-1 80286EAA4

A-2 80286EAB2

A-3 80286EAC0

B 80286EAD8

C 80286EAE6

D 80286EAF3

Available Information

*	Preliminary Prospectus: Attached
*	Ratings FWP : Attached
*	Intex CDI : Separate Message
*	DealRoadshow.com : SDART221

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.